Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE November 6, 2013	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Third Quarter 2013 Results

HOUSTON, TX – (November 6, 2013) Cal Dive International, Inc. (NYSE: DVR) generated a loss for the third quarter 2013 of $3.8 million, or $0.04 per diluted share, excluding a $13.0 million after-tax non-cash impairment charge primarily related to four domestic construction barges.  This compares to a loss in the prior year third quarter of $6.6 million, or $0.07 per diluted share, excluding a $14.8 million after-tax non-cash impairment charge and a $5.4 million after-tax non-cash benefit related to the fair value adjustment of the Company's convertible debt.  Including the non-cash impairment charges, the Company reported a loss of $16.8 million, or $0.18 per diluted share for the third quarter 2013 compared to a loss in the prior year third quarter of $15.9 million, or $0.17 per diluted share.  For the third quarter 2013, the Company reported revenues of $155.2 million and EBITDA of $13.4 million compared to revenues of $138.1 million and EBITDA of $11.0 million for the third quarter 2012.

Commenting on the results, Cal Dive's Chairman, President and Chief Executive Officer, Quinn Hébert, stated, "The third quarter was significantly impacted by un-seasonable weather throughout the Gulf of Mexico, including Hurricane Ingrid, that delayed the start of our offshore construction work in Mexico, as well as several tropical depressions that effectively caused nearly a month of cumulative downtime in the Gulf of Mexico.  Additionally, we continue to face the same challenging market in the shallow water U.S. Gulf of Mexico, with a competitive pricing environment and lower margins on awarded work.

"Our improvement over the third quarter 2012 was driven by our projects in Mexico, although the offshore work did not begin until late in the third quarter.   Overall, the execution on our combined projects is progressing as anticipated and we are currently operating five assets in the region for Pemex.  We expect bidding activity for Pemex work to continue to be strong in the coming months."

Mr. Hébert continued, "Looking forward, we expect improved financial performance over the next two quarters compared to the fourth quarter last year and the first quarter this year driven by our project execution in Mexico and steady work in Australia, which is commencing its summer work season.  The timing of financial improvement resulting from the Pemex awards between the fourth quarter of this year and the first quarter 2014 will ultimately depend on the percentage of each project completed by year-end.  We will continue to focus on international growth while we navigate through the challenges presented by the domestic shallow water market."

Financial Highlights

•
Backlog:  Contracted backlog was $340 million as of September 30, 2013.  This compares to backlog of $172 million at December 31, 2012 and $224 million at September 30, 2012.  Of the backlog as of September 30, 2013, $302 million relates to international work and the remainder relates to work in the U.S. Gulf of Mexico, with 48% of the total backlog expected to be performed during the remainder of 2013.

•
Revenues:  Third quarter 2013 revenues increased by $17.1 million, or 12.4%, to $155.2 million compared to the third quarter 2012.  The increase in revenues is attributable to increased work in Mexico, offset primarily by a decrease in domestic revenues.  International revenues accounted for 68% and domestic revenues accounted for 32% of total consolidated revenues for the third quarter 2013, compared to 52% international and 48% domestic for the third quarter 2012.

•
Gross Profit: Third quarter 2013 gross profit was $10.4 million, an improvement of $6.5 million, compared to the third quarter 2012.  The improvement from prior year is primarily attributable to better margins on work in Mexico and the cost savings initiatives the Company implemented during the second half of 2012.  These improvements were partially offset by the deterioration in domestic results due to lower utilization of the Company's domestic vessels.

•
G&A: Third quarter 2013 G&A decreased by $2.4 million to $11.1 million compared to the third quarter 2012.  G&A for the third quarter 2012 includes $1.5 million in severance costs associated with headcount reductions.  G&A decreased an additional $0.9 million in the third quarter 2013 compared to 2012 due to headcount reductions and other cost savings measures.  As a percentage of revenues, G&A was 7.2% for the third quarter 2013 compared to 8.8% for the third quarter 2012, excluding the severance costs in the third quarter 2012.

•
Interest Expense: Third quarter 2013 net interest expense increased by $1.1 million to $5.7 million compared to the third quarter 2012, primarily due to higher outstanding balances on the Company's revolving credit facility during the quarter and additional interest on the Company's $20.0 million unsecured debt used to fund the up-front procurement of pipe and other project materials required under the Company's four contracts in Mexico.

For the third quarter 2012, the Company recorded a marked-to-market adjustment of $8.4 million in the fair value of the derivative liability as a reduction to interest expense related to the embedded conversion feature of the Company's convertible debt.  There was no marked-to-market adjustment in the third quarter 2013 as the embedded conversion feature is no longer required to be separately valued and accounted for as a derivative liability.

•
Income Tax: The effective tax benefit rate for the third quarter 2013 was 40.3% compared to a tax benefit rate of 39.9% for the third quarter 2012.  The difference in the effective tax rate from the statutory rate is due to the mix of pre-tax profit and loss between U.S. and international taxing jurisdictions with varying statutory rates.

•
Balance Sheet:  As of September 30, 2013, total debt consisted of $86.25 million in convertible notes, $31.7 million under a senior secured term loan, $69.7 million outstanding under a revolving credit facility and $20.0 million under an unsecured term loan.  Cash and cash equivalents were $6.1 million, for a net debt position of $201.5 million at September 30, 2013, compared to net debt positions of $151.8 million at December 31, 2012 and $161.7 million at September 30, 2012.  The increase in net debt is primarily due to the working capital needs for the Company's four projects in Mexico.  The net secured debt amount that is subject to financial covenants was $95.3 million at September 30, 2013, $65.5 million at December 31, 2012 and $75.4 million at September 30, 2012.  Total debt presented on the consolidated balance sheet at September 30, 2013 is net of a debt discount of $19.8 million on the Company's convertible debt.  As of September 30, 2013 the Company had $45.8 million of remaining borrowing capacity under its revolving credit facility.

Conference Call Information

Further details will be provided during Cal Dive's conference call, scheduled for 9:00 a.m. Central Time tomorrow, November 7, 2013.  The teleconference dial-in numbers are:  (866) 515-2915 (domestic), (617) 399-5129 (international), passcode 19307329. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com.

A replay of the call will also be available from the Investor Relations-Audio Archives page.  A telephonic replay of the conference call will be available beginning approximately three hours after the completion of the conference call and will remain available for one week. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 24130529.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of surface and saturation dive support vessels and construction barges.

Cautionary Statement

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues	$155,246	$138,113	$357,151	$318,451
Cost of sales	144,800	134,212	355,592	330,817
Gross profit (loss)	10,446	3,901	1,559	(12,366)
General and administrative expenses	11,140	13,570	33,851	39,908
Asset impairment	20,041	21,181	20,166	22,532
(Gain) on sale of assets, net	(314)	(12)	(3,437)	(3,345)
Operating loss	(20,421)	(30,838)	(49,021)	(71,461)
Interest expense, net	5,677	4,535	14,939	10,143
Interest expense - adjustment to conversion
feature of convertible debt	-	(8,357)	(6,362)	(8,357)
Other (income) expense, net	337	(266)	792	(463)
Loss before income taxes	(26,435)	(26,750)	(58,390)	(72,784)
Income tax benefit	(10,643)	(10,665)	(21,334)	(23,905)
Net loss	(15,792)	(16,085)	(37,056)	(48,879)
Income (loss) attributable to noncontrolling interest	1,008	(152)	(938)	(2,942)
Loss attributable to Cal Dive	$(16,800)	$(15,933)	$(36,118)	$(45,937)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.18)	$(0.17)	$(0.39)	$(0.50)

Weighted average shares outstanding:
Basic and diluted	93,793	92,688	93,775	92,710

Other financial data:
Depreciation and amortization	$13,710	$15,994	$41,521	$46,544
Non-cash stock compensation expense	1,457	2,107	4,311	6,485
EBITDA	13,442	11,016	17,123	9,734

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2013	2012
ASSETS	(unaudited)

Current assets:
Cash	$6,106	$8,343
Accounts receivable, net	163,163	135,205
Other current assets	41,219	36,361
Total current assets	210,488	179,909

Net property and equipment	395,377	423,536

Other assets, net	34,196	27,228
Total assets	$640,061	$630,673

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$100,465	$73,480
Other current liabilities	37,955	37,995
Current maturities of long-term debt	13,989	4,219
Total current liabilities	152,409	115,694

Long-term debt	173,827	133,116
Derivative liability for conversion feature of convertible debt	-	22,456
Other long-term liabilities	68,647	91,132
Total liabilities	394,883	362,398

Total equity	245,178	268,275

Total liabilities and equity	$640,061	$630,673

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended September 30, 2013 and 2012
(in thousands)

     In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company includes other non-cash items and adjustments in its definition of EBITDA outlined below.  The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

     The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

     The following table presents a reconciliation of EBITDA to income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
EBITDA (unaudited)	$13,442	$11,016	$17,123	$9,734

Less: Depreciation & amortization	13,710	15,994	41,521	46,544
Less: Income tax benefit	(10,643)	(10,665)	(21,334)	(23,905)
Less: Net interest expense	5,677	4,535	14,939	10,143
Less: Interest expense - conversion feature adjustment	-	(8,357)	(6,362)	(8,357)
Less: Non-cash stock compensation expense	1,457	2,107	4,311	6,485
Less: Severance charges	-	2,154	-	2,229
Less: Non-cash impairment charges	20,041	21,181	20,166	22,532
Loss attributable to Cal Dive	$(16,800)	$(15,933)	$(36,118)	$(45,937)

	As of 9/30/13
Total Debt (1)	$207,606
Less: Cash	(6,106)
Net Debt	$201,500

(1) Total debt consists of outstanding balances on a revolver, secured term loan, unsecured term loan and the principal amount of convertible debt.